Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS REPORTS FOURTH QUARTER

AND FULL YEAR 2008 RESULTS

CSG Meets Full Year Expectations for Revenues and Exceeds EPS Guidance

ENGLEWOOD, COLO. (January 27, 2009) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer interaction management and billing solutions, today reported results for the quarter and year ended December 31, 2008.

Key Highlights:

•	Results from continuing operations for the quarter and year ended December 31, 2008 were as follows:

•	Fourth quarter results: total revenues were $123.6 million and earnings per diluted share (“EPS”) was $0.59.

•	Full year results: total revenues were $472.1 million and EPS was $1.84 per diluted share. This represents year-over-year growth in total revenues of approximately 13%.

•

Income from continuing operations and related EPS for both the quarter and full year results include a $7.0 million gain, or $0.14 per diluted share, as a result of CSG’s repurchase of approximately 13% of its previously outstanding convertible debt securities during the quarter. Absent the impact of this $0.14 per share gain, CSG exceeded the high end of its full year EPS guidance of $1.66 by $0.04 per diluted share.

•	CSG closed on its acquisition of Quaero Corporation, a privately-held marketing services provider with expertise in customer strategy, analytics, and marketing performance management.

•	CSG entered into to a one-year extension of its current contract with DISH Network, CSG’s second largest client, through December 31, 2009.

•	CSG renewed its print services contract with Cox Communications, CSG’s largest print services-only client, for an additional three years through December 31, 2011.

•	CSG repurchased 250,000 shares of its common stock for $4.0 million (weighted-average price of $15.93 per share) under its stock repurchase program.

“We are pleased with our performance in 2008, including our financial performance, key contract renewals, acquisitions of advanced complementary solutions, and the development of innovative products,” said Peter Kalan, Chief Executive Officer and President of CSG Systems International. “While we look to 2009 with a sense of caution given the current economic environment, we remain committed to our goals of expanding our footprint within the video market, delivering new products to the marketplace, and extending our reach into new verticals with our customer interaction management solutions.”

CSG Systems International, Inc.

January 27, 2009

Summary GAAP Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Quarter Ended December 31,			Year Ended December 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Continuing operations:
Total revenues	$123,611	$113,452	9%	$472,057	$419,261	13%
Operating income	23,018	20,654	11%	89,299	83,837	7%
Income from continuing operations	19,870	13,564	46%	61,448	60,163	2%
Discontinued operations, net of tax	—	339	NM	323	608	(47)%
Net income	19,870	13,903	43%	61,771	60,771	2%
Diluted earnings per share:
Income from continuing operations	$0.59	$0.40	48%	$1.84	$1.50	23%
Discontinued operations, net of tax	—	0.01	NM	0.01	0.02	(50)%

Net income	$0.59	$0.41	44%	$1.85	$1.52	22%

Results From Continuing Operations

Revenues: Total revenues for the fourth quarter of 2008 were $123.6 million, a 9% increase when compared to $113.5 million for the same period in 2007, and a sequential increase of 5% when compared to $118.0 million for the third quarter of 2008.

Total revenues for the full year 2008 were $472.1 million, a 13% increase when compared to 2007 revenues of $419.3 million, and came in at the high end of CSG’s revenue guidance of $472 million for the year. These quarterly and full year results are reflective of the success CSG has experienced in its plan to grow top-line revenues and achieve market diversification through both acquisitions and organic growth.

Generally Accepted Accounting Principles (“GAAP”) Results of Operations: Operating income for the fourth quarter of 2008 was $23.0 million, which reflects an operating margin percentage of 18.6%. Income from continuing operations and related EPS for the fourth quarter of 2008 were $19.9 million, or $0.59 per diluted share, compared to $13.9 million, or $0.40 per diluted share, for the same period last year.

Operating income for the full year 2008 was $89.3 million, which reflects an operating margin percentage of 18.9%. Income from continuing operations and related EPS for 2008 were $61.4 million, or $1.84 per diluted share, compared to $60.2 million, or $1.50 per diluted share, for 2007.

Both the fourth quarter and full year 2008 results include a $7.0 million gain ($0.14 per diluted share) reflected in other income related to CSG’s repurchase of some of its convertible debt securities during the quarter, discussed in further detail below. Absent the impact of this $0.14 per share gain, CSG’s 2008 EPS from continuing operations exceeded the high end of CSG’s full year EPS guidance of $1.66 by $0.04 per diluted share, which represents approximately 13% growth over the comparable 2007 diluted EPS results of $1.50.

CSG Systems International, Inc.

January 27, 2009

The improved EPS performance year-over-year reflects CSG’s continued focus on operational performance, as well as the effective use of CSG’s capital resources through acquisitions, and debt and equity repurchases.

Supplemental Data

The following information is provided to assist readers in further evaluating CSG’s performance (in thousands, except per share amounts):

	Quarter Ended December 31, 2008		Quarter Ended December 31, 2007
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain non-cash expenses:
Depreciation	$4,081	$0.08	$3,572	$0.07
Amortization of intangible assets (3)	2,862	0.06	4,709	0.09
Stock-based employee compensation	2,997	0.06	2,976	0.06

Total	$9,940	$0.20	$11,257	$0.22

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain non-cash expenses:
Depreciation	$16,194	$0.32	$12,900	$0.21
Amortization of intangible assets (3)	15,667	0.31	17,789	0.29
Stock-based employee compensation	11,605	0.23	11,102	0.18

Total	$43,466	$0.86	$41,791	$0.68

(1)	These items (on a pretax basis) are calculated in accordance with GAAP, and are reflected as part of continuing operations in the accompanying Unaudited Condensed Consolidated Statements of Income.

(2)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s effective income tax rates from continuing operations of approximately 32% and 35%, respectively, for the quarter and year ended December 31, 2008, and 36% for the quarter and year ended December 31, 2007.

(3)	The decrease in amortization of intangible assets in the fourth quarter of 2008 as compared to the fourth quarter of 2007 is primarily due to the change in the life of the Comcast client contract intangible asset as a result of the extension of the contractual arrangement with Comcast effective July 1, 2008.

Total customer accounts processed on CSG's systems as of December 31, 2008, were 45.3 million, as compared to 45.4 million customer accounts processed as of September 30, 2008.

Balance Sheet and Cash Flows

Certain key balance sheet items as of the end of the indicated periods are as follows (in thousands):

	December 31, 2008	September 30, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	$141,217	$164,749	$132,832
Net trade accounts receivable	118,294	107,896	114,132
Long-term debt (convertible debt securities)	200,300	230,000	230,000

CSG Systems International, Inc.

January 27, 2009

The decrease in cash and investments during the fourth quarter relates primarily to the Quaero acquisition and the repurchase of CSG’s debt and equity securities during the fourth quarter, both discussed below.

December 31, 2008 accounts receivable increased approximately $10 million from the previous quarter, with the increase related primarily to the timing of certain client payments which were largely received after year-end in early January 2009. CSG’s days billed outstanding for the fourth quarter were 56 days, which has been consistent across the last several quarters.

During the quarter, CSG repurchased $29.7 million of its convertible debt at a cost of $22.4 million (weighted average price of approximately 75% of par). These debt repurchases resulted in a gain of approximately $7.0 million, or $0.14 per diluted share, for both the fourth quarter and the year ended December 31, 2008. As shown in the table above, after these debt repurchases, the par value of CSG outstanding convertible debt balance as of December 31, 2008 is $200.3 million, down from $230 million in previous periods, which represents an approximate decrease of 13%.

During the fourth quarter of 2008, CSG repurchased 250,000 shares of its common stock for $4.0 million (a weighted average price of $15.93 per share) under its stock repurchase program.

Certain key operating cash flow items for the indicated quarters then ended are as follows (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash Flows from Operating Activities:
Operations	$24,558	$30,355	$114,761	$114,175
Changes in operating assets and liabilities	(5,599)	(10,807)	(114)	1,204

Net cash provided by operating activities	$18,959	$19,548	$114,647	$115,379

As noted in the above table, cash flows from operations for 2008 were $114.6 million, which is relatively consistent with the comparable measure for 2007, but did come in slightly below the lower end of CSG’s guidance of $118 million for full year 2008, with the shortfall related primarily to the timing of certain accounts receivable payments from clients falling into the first week in January 2009, as noted above.

Quaero Corporation Acquisition

On December 31, 2008, CSG closed on its acquisition of Quaero Corporation, a privately-held marketing services provider with expertise in customer strategy, analytics, and marketing performance management, headquartered in Charlotte, North Carolina, for approximately $15 million. In addition, the merger agreement provides for contingent payments of up to $9.5 million through the end of 2010 upon the achievement of certain predetermined operating criteria. CSG acquired Quaero to further broaden CSG’s suite with powerful customer intelligence capabilities that will further assist its clients in maximizing the value of their customer interactions. This acquisition will also continue to extend CSG’s reach into new industry verticals, such as financial services, pharmaceutical/healthcare, media/publishing, travel/hospitality, consumer, and high tech, and further diversify its revenue base.

CSG Systems International, Inc.

January 27, 2009

Data Center Transition

CSG currently utilizes First Data Corporation (“FDC”) to provide the data center computing environment for the delivery of most of CSG’s customer care and billing services and related solutions under a contract that runs through June 30, 2010. In December 2008, CSG entered into an agreement with Infocrossing LLC (a Wipro Limited company), to transition these outsourced data center services from FDC to Infocrossing prior to the expiration of the FDC contract term. Infocrossing has provided end-to-end IT management solutions for over 25 years, and operates world-class data centers throughout the U.S. for multiple computing environments and platforms.

CSG expects to incur transition-related costs and capital expenditures during the time period leading up to the final transition of services from FDC to Infocrossing. These transition costs will include such things as labor and consulting costs for the transition team, and capital expenditures and related infrastructure costs to setup and replicate the computing environment at the new Infocrossing data center location, without disruption of the current computing environment at FDC during the transition period. Operating costs related to the transition efforts (“Data Center Transition Expenses”) will be expensed as incurred.

The estimated Data Center Transition Expenses for 2009 are approximately $17 million to $18 million, or approximately $0.32 to $0.34 per diluted share negative impact, and are expected to have a negative impact of approximately $9 million to $10 million on CSG’s cash flows from operations for 2009. These amounts are based on the best available estimates at this time and may fluctuate up or down during the transition.

Change in Accounting Pronouncement – Impact on Convertible Debt Securities

Effective January 1, 2009, CSG will change the accounting for its convertible debt securities as a result of a change in an accounting pronouncement (FASB Staff Position APB 14-1). Historically, CSG has recorded the entire par value of its convertible debt securities as long-term debt. The accounting rule change requires CSG to refer back to the original issue date of June 2004 and record an original issue discount (“OID”) equal to the amount attributable to the convertible equity feature of the securities. The corresponding value assigned to the OID will be recorded as equity. The OID is then required to be amortized to book interest expense subsequent to the issue date through the first put date option of CSG’s convertible debt securities, which is June 2011.

The new accounting rule requires retroactive application of the new treatment. As a result, going forward, beginning in the first quarter of 2009, CSG will provide restated financial statements for all comparable periods prior to January 1, 2009. Additional information on the adoption of this new accounting pronouncement is included in CSG’s most recent Form 10-Q for the quarter ended September 30, 2008.

CSG Systems International, Inc.

January 27, 2009

The overall effective interest rate for 2009 for CSG’s convertible debt securities as a result of this new accounting pronouncement will be 8% annually, which consists of the cash coupon rate of 2.5%, plus the impact of the OID amortization using the effective interest rate method of amortization. This will result in additional interest expense of approximately $9.4 million for 2009, or approximately $0.18 per diluted share. This additional interest expense is a non-cash expense, and therefore, will not impact CSG’s historical or expected future cash flows from operations.

Relevant balance sheet and income statement information related to the adoption of this new accounting pronouncement are provided below (in thousands, except per share amounts). These estimated amounts are still subject to change pending final accounting conclusions related to the adoption of this accounting pronouncement.

	At Issue Date (June 2004)	December 31, 2008	December 31, 2009
Estimated Balance Sheet Information:
Convertible debt securities outstanding (par value)	$230,000	$200,300	$200,300
OID	(67,600)	(24,500)	(15,100)

Convertible debt securities, net of unamortized OID	$162,400	$175,800	$185,200

	Year Ended December 31, 2008	Year Ended December 31, 2009
Estimated Income Statement Information:
Coupon interest (2.5%)	$5,600	$5,000
Amortization of OID	9,800	9,400

Total book interest expense (effective rate of 8%)	$15,400	$14,400

Per diluted share impact of amortization of OID	$(0.19)	$(0.18)

2009 Financial Guidance

A summary of CSG’s financial guidance for the full year 2009 is as follows:

Revenues	$486 - $496 million
Non-GAAP EPS	$1.47 - $1.54
GAAP EPS	$0.97 - $1.02

Non-GAAP earnings per diluted share from continuing operations (“Non-GAAP EPS”) shown above is a non-GAAP financial measure, and is explained in greater detail in the non-GAAP EPS section below.

CSG Systems International, Inc.

January 27, 2009

Non-GAAP EPS

Non-GAAP EPS is presented as CSG believes this provides investors and management with supplemental information to measure CSG’s financial and business performance, evaluate trends and provide other measures of comparability between periods. In addition, CSG uses non-GAAP EPS for internal planning, forecasting and budgeting purposes, and for certain management compensation incentives.

CSG’s calculation of non-GAAP EPS begins with GAAP earnings per diluted share from continuing operations (“GAAP EPS”) and adds back the following items: (i) the Data Center Transition Expenses (as discussed above); and (ii) the expense related the amortization of the convertible debt securities OID (as discussed above). The presentation of these items provides meaningful supplemental information regarding CSG’s performance and is included in CSG’s determination of non-GAAP EPS for the following reasons:

•	The Data Center Transition Expenses are unique and infrequent in occurrence for CSG, and therefore may not be reflective of our recurring core business operating results.

•

The amortization of the convertible debt securities OID is additional non-cash interest expense for 2009 (caused by a new accounting pronouncement effective January 1, 2009), for which a comparable 2008 measure has not yet been provided.

Non-GAAP EPS is not a measure of performance under GAAP, and therefore should not be considered in isolation or as a substitute for GAAP EPS. There are limitations with the use of non-GAAP financial measures since they are not based on any comprehensive set of accounting rules or principles. Additionally, the way in which CSG calculates non-GAAP EPS may differ from the way in which other companies calculate non-GAAP EPS.

The reconciliation of GAAP EPS and Non-GAAP EPS as included in CSG’s 2009 financial guidance is as follows:

	2009 Guidance Range
GAAP EPS	$0.97	$1.02
Data Center Transition Expenses (1)	0.32	0.34
Amortization of convertible debt securities OID (2)	0.18	0.18

Non-GAAP EPS	$1.47	$1.54

(1)	This represents the after tax impact of the estimated 2009 Data Center Transition Expenses of approximately $17 million to $18 million (as discussed above) on a per diluted share basis using CSG’s estimated 2009 effective income tax rate of approximately 35%.

(2)	This represents the after tax impact of the estimated 2009 expense related to the amortization of the convertible debt securities of approximately $9.4 million (as discussed above) on a per diluted share basis using CSG’s estimated 2009 effective income tax rate of approximately 35%.

CSG Systems International, Inc.

January 27, 2009

Conference Call

CSG will host a one-hour conference call on Tuesday, January 27, 2009, at 5 p.m. EDT, to discuss CSG's fourth quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International, Inc.

Headquartered in Englewood, Colorado, CSG Systems International, Inc. (NASDAQ: CSGS) is a customer interaction management company that provides software- and services-based solutions that help clients engage and transact with their customers. With a 25-year heritage in providing customer management and billing solutions to North American cable and direct broadcast satellite companies, CSG has broadened its customer interaction management capabilities to proudly serve this client base as well as new, highly competitive industries including financial services, healthcare, utilities and more. Today, CSG's solutions reach more than half of all U.S. households each month and manage over $36 billion in transactions annually on its clients' behalf. For more information, visit our website at www.csgsystems.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related products and services; 3) CSG's ability to continuously develop and enhance products in a timely, cost-effective, technically advanced and competitive manner; 4) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, macroeconomic conditions affecting the credit and equity markets generally, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 5) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 6) CSG’s ability to successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; 7) CSG’s continued ability to protect its intellectual property rights; and 8) CSG’s dependency on a variety of computing environments and communications networks, as well as risks inherent to transitioning data centers, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG's reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Kathleen Marvin, Director of Investor Relations

(303) 804-4941

E-mail: kathleen_marvin@csgsystems.com

FINANCIALS TO FOLLOW

CSG Systems International, Inc.

January 27, 2009

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$83,886	$123,416
Short-term investments	57,331	9,416

Total cash, cash equivalents and short-term investments	141,217	132,832
Trade accounts receivable-
Billed, net of allowance of $2,981 and $1,487	118,294	114,132
Unbilled and other	9,026	6,038
Deferred income taxes	12,755	10,657
Income taxes receivable	—	2,128
Other current assets	4,145	6,399

Total current assets	285,437	272,186
Property and equipment, net of depreciation of $80,854 and $69,565	41,721	32,656
Software, net of amortization of $36,385 and $34,445	9,235	8,649
Goodwill	94,755	60,745
Client contracts, net of amortization of $112,675 and $98,822	31,444	31,526
Deferred income taxes	—	9,453
Investment in acquired business	15,207	—
Other assets	6,626	7,173

Total assets	$484,425	$422,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$28,629	$26,657
Trade accounts payable	22,152	18,429
Accrued employee compensation	22,938	21,042
Deferred revenue	11,351	17,480
Income taxes payable	4,301	—
Acquired business-related liabilities	2,700	—
Other current liabilities	10,393	7,595

Total current liabilities	102,464	91,203

Non-current liabilities:
Long-term debt	200,300	230,000
Deferred revenue	9,914	9,790
Income taxes payable	5,132	4,918
Deferred income taxes	11,190	—
Other non-current liabilities	5,659	3,953

Total non-current liabilities	232,195	248,661

Total liabilities	334,659	339,864

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 34,720,191 shares and 34,275,280 shares outstanding	629	622
Additional paid-in capital	359,977	350,272
Treasury stock, at cost, 28,206,808 shares and 27,956,808 shares	(671,841)	(667,858)
Accumulated other comprehensive income (loss):
Unrealized gain on short-term investments, net of tax	241	15
Unrecognized pension plan losses and prior service costs, net of tax	(919)	(435)
Accumulated earnings	461,679	399,908

Total stockholders’ equity	149,766	82,524

Total liabilities and stockholders’ equity	$484,425	$422,388

CSG Systems International, Inc.

January 27, 2009

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues:
Processing and related services	$115,919	$104,379	$439,975	$382,070
Software, maintenance and services	7,692	9,073	32,082	37,191

Total revenues	123,611	113,452	472,057	419,261

Cost of revenues (exclusive of depreciation, shown separately below):
Processing and related services	58,861	54,564	226,343	193,135
Software, maintenance and services	4,569	6,059	19,007	24,674

Total cost of revenues	63,430	60,623	245,350	217,809
Other operating expenses:
Research and development	17,603	15,088	67,278	58,342
Selling, general and administrative	15,471	13,430	53,857	45,743
Depreciation	4,081	3,572	16,194	12,900
Restructuring charges	8	85	79	630

Total operating expenses	100,593	92,798	382,758	335,424

Operating income	23,018	20,654	89,299	83,837

Other income (expense):
Interest expense	(1,744)	(1,761)	(7,421)	(7,126)
Interest and investment income, net	1,102	2,212	4,998	16,529
Gain on repurchase of convertible debt securities	7,001	—	7,001	—
Other, net	(2)	88	15	221

Total other	6,357	539	4,593	9,624

Income from continuing operations before income taxes	29,375	21,193	93,892	93,461
Income tax provision	(9,505)	(7,629)	(32,444)	(33,298)

Income from continuing operations	19,870	13,564	61,448	60,163

Discontinued operations:
Income from discontinued operations	—	547	—	547
Income tax benefit	—	(208)	323	61

Discontinued operations, net of tax	—	339	323	608

Net income	$19,870	$13,903	$61,771	$60,771

Basic earnings per common share:
Income from continuing operations	$0.60	$0.40	$1.85	$1.51
Discontinued operations, net of tax	—	0.01	0.01	0.02

Net income	$0.60	$0.41	$1.86	$1.53

Diluted earnings per common share:
Income from continuing operations	$0.59	$0.40	$1.84	$1.50
Discontinued operations, net of tax	—	0.01	0.01	0.02

Net income	$0.59	$0.41	$1.85	$1.52

Weighted-average shares outstanding:
Basic	33,254	33,779	33,207	39,670
Diluted	33,702	34,086	33,477	40,021

CSG Systems International, Inc.

January 27, 2009

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Year Ended
	December 31, 2008	December 31, 2007
Cash flows from operating activities:
Net income	$61,771	$60,771
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	16,194	12,900
Amortization	16,833	18,972
Restructuring charge for abandonment of facilities	—	308
Gain on short-term investments and other	(1,813)	(3,305)
Gain on repurchase of convertible debt securities	(7,001)	—
Deferred income taxes	17,410	14,319
Excess tax benefit of stock-based compensation awards	(238)	(892)
Stock-based employee compensation	11,605	11,102
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	(1,772)	2,849
Other current and non-current assets	1,729	37
Income taxes payable/receivable	5,369	1,889
Trade accounts payable and accrued liabilities	934	(4,623)
Deferred revenue	(6,374)	1,052

Net cash provided by operating activities	114,647	115,379

Cash flows from investing activities:
Purchases of property and equipment	(21,577)	(20,271)
Purchases of short-term investments	(83,093)	(209,436)
Proceeds from sale/maturity of short-term investments	36,245	379,008
Acquisition of businesses, net of cash acquired	(54,446)	(65,934)
Acquisition of and investments in client contracts	(4,000)	(7,436)

Net cash provided by (used in) investing activities	(126,871)	75,931

Cash flows from financing activities:
Proceeds from issuance of common stock	1,175	2,150
Repurchase of common stock	(5,777)	(311,623)
Payments on acquired equipment financing	(589)	—
Repurchase of convertible debt securities	(22,353)	—
Excess tax benefit of stock-based compensation awards	238	892

Net cash used in financing activities	(27,306)	(308,581)

Net decrease in cash and cash equivalents	(39,530)	(117,271)
Cash and cash equivalents, beginning of period	123,416	240,687

Cash and cash equivalents, end of period	$83,886	$123,416

Supplemental disclosures of cash flow information:
Net cash paid during the period for -
Interest	$6,231	$6,167
Income taxes	9,483	16,971